NAME OF REGISTRANT
Franklin Global Trust
File No. 811-09869


EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.






                      FRANKLIN GLOBAL TRUST

         ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT


           The undersigned, being the sole shareholder of the Fiduciary Small Capitalization Equity Fund, Fiduciary European Smaller Companies Fund and Fiduciary Large Capitalization Growth and Income Fund (the "Funds"), series of Franklin Global Trust (the "Trust"), does hereby take the following action and does hereby consent to the following resolution:


               RESOLVED: That the terms and conditions of the Investment Advisory Agreement, dated June 19, 2003, entered into between Fiduciary International, Inc. and the Trust on behalf of the Funds, be, and it hereby is, approved for the Funds.


          By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.


Dated:  June 19, 2003


                                   FRANKLIN RESOURCES, INC.


                                   By: /S/Murray L. Simpson_____
                                        Murray L. Simpson
                                        Executive Vice President